Exhibit 10.01

SONIC CORP. NONQUALIFIED DEFERRED COMPENSATION PLAN

PREAMBLE

A. Establishment. Sonic Corp., a Delaware corporation (“Company”), hereby establishes the Sonic Corp. Nonqualified Deferred Compensation Plan effective June 1, 2011 (“Plan”).

B. Purpose. The Plan shall provide participating Employees the ability to defer payment of Compensation. The Plan is also intended to provide the amount of benefit which could otherwise be earned under the Sonic Corp. Savings and Profit Sharing Plan, or any successor plan (the “401(k) Plan”), but which cannot be contributed to the 401(k) Plan due to the limitations imposed by the Code which limit benefits that may be contributed by such Employee as a “salary deferral contribution” under Code Section 401(k) and benefits that may be contributed by the Company as a “matching contribution” under Code Section 401(m) (collectively referred to as the “IRS Limitations”).

C. ERISA Status. The Plan is intended to qualify for the exemptions provided under Title I of ERISA for plans that are not tax-qualified and that are maintained primarily to provide deferred compensation for a select group of management or highly compensated employees as defined in Section 201(2) of ERISA.

ARTICLE I

DEFINITIONS

1.1 “Account” shall mean the individual bookkeeping record established by the Committee showing the monetary value of the interest in this Plan of each Participant or Beneficiary. Such Account shall not constitute a separate fund of assets apart from the Company’s general assets. The Participant’s Account will be divided into a series of “Subaccounts.” Each Plan Year a separate Subaccount shall be established for each Participant to reflect all amounts contributed on the Participant’s behalf for such Plan Year and such Subaccount shall be further divided to reflect Deferral amounts and all Company Contributions contributed on the Participant’s behalf for the Plan Year. For purposes of this Plan, the term “Account(s)” shall include the term “Subaccount(s)” if the context so requires, and the term “Subaccount(s)” shall include the term “Account(s)” if the context so requires.

1.2 “Affiliate” shall mean a member of a controlled group of corporations as defined in Code Section 414(b), a group of trades or businesses (whether or not incorporated) which are under common control as defined in Code Section 414(c), or an affiliated service group as defined in Code Section 414(m) of which the Company is a member; and any entity otherwise required to be aggregated with the Company pursuant to Code Section 414(o) or the regulations issued thereunder; and any other entity in which the Company has an ownership interest and to which the Company elects to make participation in this Plan available.

1.3 “Annual Bonus” shall mean the bonus that may be earned by the Participant for each fiscal year of the Company and which shall be paid immediately following the close of the fiscal year in which such Annual Bonus is earned. Such amounts shall be reported on the payroll records of the Participant’s Employer and designated as the Participant’s Annual Bonus. The Annual Bonus shall qualify as “fiscal year compensation” under Treasury Regulation Section 1.409A-2(a)(6).

For illustration purposes only, a Participant may earn an Annual Bonus for the Company’s fiscal year beginning September 1, 2010 through August 31, 2011. Such Annual Bonus is expected to be paid within two months after the end of the fiscal year, but in no event shall the Annual Bonus be paid before August 31, 2011.

1.4 “Compensation” shall, except as otherwise described in this Section 1.4, mean the “compensation” (as defined under Section 1.10 of the 401(k) Plan, as amended) payable to an eligible Employee by the Company. Compensation in excess of Two Hundred Forty Five Thousand Dollars ($245,000), as adjusted for increases in the cost of living in accordance with Code Section 401(a)(17), shall be disregarded, except that any dollar increase in effect on January 1 of any calendar year shall be effective for the fiscal year beginning with or within such calendar year. In no event shall any amounts paid under the Company’s long term cash incentive award program which is earned over a three year performance period be considered “Compensation” for purposes of this Plan and no Deferral may be made with respect to such amounts.

1.5 “Beneficiary” shall mean the Beneficiary designated by each Participant in accordance with Section 11.2.

1.6 “Board” shall mean the Board of Directors of the Company.

1.7 “Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time, and the rules and regulations promulgated thereunder.

1.8 “Committee” shall mean the Compensation Committee of the Board.

1.9 “Company” shall mean Sonic Corp. or its successor or successors.

1.10 “Company Contributions” shall mean, collectively, the Matching Contributions and Profit Sharing Contributions, if any, made to a Participant’s Company Contribution Account by the Company each Plan Year.

1.11 “Company Contribution Account” shall mean the Subaccount of each Participant’s Account showing the monetary value of the Participant’s interest in this Plan which is attributable to Matching Contributions and/or Profit Sharing Contributions credited pursuant to Sections 3.2 and 3.3, if any. A separate Company Contribution Subaccount shall be maintained for each Plan Year.

1.12 “Deferral” shall mean the amount deferred by a Participant each Plan Year from Salary and/or Annual Bonus pursuant to the Deferral Election filed by the Participant in such Plan Year.

1.13 “Deferral Election” shall mean the irrevocable election filed by a Participant under Article II of this Plan pursuant to which a portion of his or her Salary and/or Annual Bonus for this Plan Year is to be deferred in accordance with the provisions of this Plan. Notwithstanding the preceding, the Deferral Election shall only be applied to the first Two Hundred Forty Five Thousand Dollars ($245,000), as adjusted for increases in the cost of living in accordance with Code Section 401(a)(17), of Compensation, including amounts attributable to both Salary and Annual Bonus.

1.14 “Disability” shall mean the Participant either (a) as determined by the Committee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under a Company or Affiliate accident and health plan covering employees of the Participant’s Employer.

1.15 “Distribution Election” means the election made by the Participant in connection with his or her Deferral Election, indicating the chosen form of payment for benefits payable at Separation from Service, as determined by the Participant. As described in Article V, this Plan allows a Participant to elect to take a distribution of benefits under this Plan in either a single lump sum payment or annual installment payments over a period not to exceed either five (5) or ten (10) years.

1.16 “Earnings” means the increase or decrease in the Participant’s Account balance, determined on each Valuation Date, which shall be determined based on the Investment Funds in which the Participant’s Account balance is deemed to be invested, as chosen by the Participant.

1.17 “Effective Date” shall generally mean the original effective date of this Plan, June 1, 2011.

1.18 “Employee” shall mean an individual employed by a member of the Employer Group.

1.19 “Employer” shall mean the Company or the Affiliate employing the Participant.

1.20 “Employer Group” shall mean the (i) Company and (ii) any other member of the group of commonly controlled corporations or other businesses that include the Company, as determined in accordance with Code Sections 414(b) and (c) and the Treasury Regulations thereunder, except that in applying Sections 1563(a)(1), (2) and (3) for purposes of determining the controlled group of corporations under Section 414(b), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in such sections and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses that are under common control for purposes of Section 414(c), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in Section 1.414(c)-2 of the Treasury Regulations.

1.21 “401(k) Plan” shall mean the Sonic Corp. Savings and Profit Sharing Plan.

1.22 “Investment Funds” means one or more of the established funds or indices that are identified by the Committee as options into which a Participant can elect to invest such Participant’s Account. These Investment Funds are used solely to calculate the Earnings that are added (or subtracted, as the case may be) to each Participant’s Account balance based on the Investment Funds chosen by the Participant for purposes of investing such Participant’s Account. All investment of a Participant’s Account shall be a “deemed” investment for bookkeeping purposes, and it may be that no actual cash amounts are invested in any Investment Funds. The Committee shall select the various Investment Funds available to the Participants with respect to this Plan which may include (or be identical to) the investment options offered under he 401(k) Plan. Investment Funds may be replaced, new funds may be added, or both, from time to time in the discretion of the Committee.

1.23 “Matching Contributions” shall mean the amount contributed to the Participant’s Account as a Matching Contribution pursuant to Section 3.2 hereof.

1.24 “Participant” shall mean an Employee who has been designated by the Committee as being eligible to participate in this Plan.

1.25 “Plan” shall mean the Sonic Corp. Nonqualified Deferred Compensation Plan set forth in this document, as it may be amended from time to time.

1.26 “Plan Year” shall mean the twelve-month period beginning each January 1 and ending each December 31, provided, that the first Plan Year shall begin June 1, 2011 and end December 31, 2011.

1.27 “Profit Sharing Contributions” shall mean the amount contributed to the Participant’s Account as a profit sharing contribution pursuant to Section 3.3 hereof.

1.28 “Salary” shall mean the portion of a Participant’s Compensation that is not attributable to any amounts paid as an Annual Bonus.

1.29 “Separation from Service” shall mean a Participant’s cessation of Employee status by reason of his or her retirement, death or termination of employment. A Participant shall be deemed to have terminated employment for such purpose at such time as the level of his or her bona fide services to be performed as an Employee (or non-employee consultant) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services he or she rendered as an Employee during the immediately preceding thirty-six (36) months (or such shorter period for which he or she may have rendered such Service). Any such determination as to Separation from Service, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Code Section 409A. In addition to the foregoing, a Separation from Service will not be deemed to have occurred while the Participant is on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six (6) months or any longer period for which such Participant’s right to reemployment with one or more members of the Employer Group is provided either by statute or contract.

1.30 “Specified Employee” shall, for any Plan Year in which any stock of the Company is publicly traded on an established securities market, mean a “key employee” (within the meaning of that term under Code Section 416(i)), as determined by the Committee in accordance with the applicable standards of Code Section 409A and the Treasury Regulations thereunder and applied on a consistent basis for all non-qualified deferred compensation plans of the Employer Group subject to Code Section 409A. The Specified Employees shall be identified on December 31 of each calendar year and shall have that status for the twelve (12)-month period beginning on April 1 of the following calendar year. Determinations by the Committee regarding Specified Employees shall be final and binding on all affected parties.

1.31 “Termination Date” shall mean the date on which a Participant has a Separation from Service.

1.32 “Valuation Date” shall mean each business day on which the financial markets are open for trading activity or such other dates as may be established by the Committee.

1.33 “Year of Service” shall have the meaning given to such term in the 401(k) Plan.

ARTICLE II

ELIGIBILITY

2.1 Eligibility to Participate in the Plan. Participation in this Plan shall be made available to a select group of Employees who are providing services to the Company or an Affiliate in key positions of management and responsibility, as determined by the Committee. The determination as to the eligibility of any Employee to participate in this Plan shall be in the sole and absolute discretion of the Committee, whose decision in that regard shall be conclusive and binding for all purposes hereunder. Even if an Employee has, for prior Plan Years, been permitted to defer amounts into the Plan, the Committee shall have complete discretion to exclude one or more individuals from Participant status for one or more Plan Years as the Committee deems appropriate. However, no such exclusion shall become effective until the first day of the first Plan Year coincident with or next following the date of the Committee resolution authorizing such exclusion. If any individual is excluded from Participant status for one or more Plan Years, then such individual shall not be entitled to defer any part of his or her Salary and/or Annual Bonus, as applicable, for those Plan Years.

2.2 Deferral Election; Investment Funds; Distribution Elections. An Employee’s participation in this Plan shall be effective upon the notification to the Employee by the Committee of eligibility to participate. Upon notification by the Committee, the Participant may (i) make a Deferral Election with respect to the Participant’s Salary and/or Annual Bonus, (ii) select the Investment Fund(s) in which the Participant’s Account shall deemed to be invested, and (iii) make a Distribution Election for amounts to be contributed to this Plan for the Participant for the Plan Year to which the Deferral Election shall apply. Each Deferral Election shall be made in compliance with all of the following requirements and shall not be effective unless such requirements are met:

A.	The Deferral Election must be exercised by means of a written notice on the form provided by the Committee for such purpose and such Deferral Election must be filed timely with the Committee (or its designee). A Deferral Election may be made with respect to Salary and/or Annual Bonus, as follows:

(i)	For purposes of deferring Salary amounts, the Deferral Election must be filed on or before the last day of the calendar year immediately preceding the start of this Plan Year for which the Salary amounts subject to that election are to be earned.

(ii)	For purposes of deferring the Annual Bonus, or any portion thereof, the Deferral Election must be filed on or before the last day of the fiscal year immediately preceding the start of the fiscal year for which the Annual Bonus amounts subject to that election are to be earned, regardless of when such Annual Bonus amounts may be paid. Notwithstanding anything to the contrary herein, the first Annual Bonus that may be subject to a Deferral Election shall be the Annual Bonus that may be earned by a Participant during any fiscal year beginning on or after September 1, 2011. No amounts to be paid in October, 2011 as an Annual Bonus relating to the fiscal year beginning September 1, 2010 and ending August 31, 2011 shall be available for Deferral.

For illustration purposes only, if the Participant is eligible to earn an Annual Bonus for the taxable year beginning September 1, 2012 and ending August 31, 2013 and such Annual Bonus will be paid in October, 2013, the Deferral Election made with respect to such Annual Bonus must be completed on or before September 1, 2012.

(iii)	Notwithstanding anything to the contrary herein, to the extent consistent with Code Section 409A (including the plan aggregation rules under Treasury Regulation section 1.409A-1(c) or any successor provision), when an Employee first becomes eligible to participate in this Plan during a Plan Year, a Deferral Election with respect to such Plan Year may be submitted to the Committee (or its designee) within thirty (30) days after the Committee notifies the Employee of eligibility to participate. Such Deferral Election will be effective only with regard to Salary and/or Annual Bonus earned and payable for such Plan Year following submission of the Deferral Election to the Committee (or its designee).

(iv)	For purposes of the first Plan Year (June 1, 2011 through December 31, 2011), each Employee who (1) is designated as a Participant in this Plan, and (2) wishes to make Deferrals from Salary into this Plan for such Plan Year, may become a Participant on July 1, 2011 and, therefore, must file a Deferral Election on or before July 1, 2011. Such Deferral Election shall be applicable to Salary (as designated by the Participant) earned on or after July 1, 2011.

B.	Each Deferral Election shall separately specify the percent or dollar amount of Salary and Annual Bonus to be deferred. The percent of Salary and Annual Bonus which a Participant may elect to defer must be at least 1% and no more than 100%. These minimums and maximums apply separately to Salary and Annual Bonus and may be changed at any time by the Committee without the formality of a Plan amendment.

C.	The Participant shall specify in the Deferral Election his or her Distribution Election by indicating that the payment of all Deferral amounts for the relevant Plan Year shall be made in either:

(i)	a single lump sum payment,

(ii)	substantially equal annual installments over five (5) years; or

(iii)	substantially equal annual installments over ten (10) years.

In a Plan Year the Participant shall make a Distribution Election in connection with his or her Deferral Election applicable to Salary and a separate Distribution Election in connection with his or her Deferral Election applicable to Annual Bonus. The Participant does not have to make the same Distribution Election for Deferrals of Salary and/or Annual Bonus. The Distribution Election made in connection with a Participant’s Deferral Election (Salary and/or Annual Bonus) shall apply to all amounts contributed by the Participant as a Deferral (Salary and/or Annual Bonus, as applicable). All amounts contributed on the Participant’s behalf as a Company Contribution in the Plan Year shall be distributed pursuant to the Distribution Election made by the Participant pursuant to the Participant’s Deferral Election applicable to Salary, or if no Deferral Election is made with respect to Salary, such Company Contributions shall be distributed pursuant to the Distribution Election made by the Participant pursuant to the Participant’s Deferral Election applicable to Annual Bonus that is made in August of the Plan Year in which such Company Contribution is made. Any Distribution Election made by the Participant shall not apply to amounts contributed to the Participant’s Account in a prior or subsequent Plan Year. Different Distribution Elections can be made for different Plan Years.

D.	The Participant shall specify allocation of such Participant’s Election Deferral among the various available Investment Funds. These allocations can be changed at anytime throughout the year without a limit on the number of times the investment allocations can be changed.

E.	Any Deferral Election made by a Participant shall only be effective if the Participant is still an employee of the Company or an Affiliate as of the date that the Salary and/or Annual Bonus, as applicable, would have been paid but for the Deferral Election.

F.	A Participant’s Deferral Election for a particular Plan Year shall become irrevocable as of the first day of that Plan Year (or any later day the Deferral Election for such Plan Year may be filed under Section 2.2(A)(iii) by a new Participant) unless the Participant (i) terminates employment, (ii) dies, (iii) receives a hardship distribution under this Plan, or (iv) receives a hardship distribution under the 401(k) Plan. If a Participant receives a distribution in accordance with Treas. Reg. §1.401(k)-1(d)(3) from a tax-qualified 401(k) Plan of the Company on or after the date on which the 401(k) Plan relies upon the distribution being deemed necessary to satisfy an immediate and heavy financial need of the Participant, (i) the Participant’s Deferral contributions shall immediately terminate, and (ii) the Participant will not be eligible to make Deferrals under this Plan for the greater of six (6) months or as long as the 401(k) Plan requires the Participant to suspend Deferrals after receipt of the hardship distribution.

G.	The Distribution Election made for a particular Plan Year shall become irrevocable as of the first day of that Plan Year (or any later day the Deferral Election for such Plan Year may be filed under Section 2.2(A)(iii) by a new Participant), and no subsequent changes may be made to that Distribution Election. The Distribution Election made by a Participant for a Plan Year shall apply to all amounts contributed by the Participant as Deferrals and all amounts contributed on the Participant’s behalf as Company Contributions for that Plan Year.

2.3 Loss of Eligibility. If the Committee determines that a Participant’s employment performance is no longer at a level that warrants reward through participation in this Plan and, as a result of such performance, the Participant is no longer deemed to be an eligible Employee for purposes of this Plan, but the Participant’s employment with the Company does not terminate, to the extent consistent with Code Section 409A, the Participant’s existing Deferral Election shall remain in effect until the end of the applicable Plan Year, but no new Deferral Election may be made by such Participant after notice of such determination is given by the Committee.

2.4 Future Deferral Elections. Participants may continue to file Deferral Elections under this Plan for one or more subsequent Plan Years pursuant to the requirements of Section 2.2 until the earliest of:

(i)	his or her exclusion from this Plan upon written notice from the Committee as set forth in Section 2.1,

(ii)	his or her cessation of Employee status, or

(iii)	the termination of this Plan.

Notwithstanding anything to the contrary herein, if a Participant wishes to make Deferrals under this Plan, he or she must file a new Deferral Election for each Plan Year. Deferral Elections made for a prior Plan Year shall not apply to any other Plan Year. No “evergreen” Deferral Elections will be permitted.

ARTICLE III

CREDITS TO ACCOUNT

3.1 Deferral Contributions. Any amount deferred, pursuant to Article II, from the Participant’s Salary and/or Annual Bonus, as applicable, otherwise payable to a Participant shall be credited to the Account of such Participant as soon as practicable after the date on which such amounts would otherwise have been paid to the Participant.

3.2 Matching Contributions. The Committee shall credit a Matching Contribution, calculated as provided in this Section 3.2, to the Company Contribution Account of each Participant who has deferred amounts under either this Plan during any Plan Year pursuant to Section 2.2 above and/or under the 401(k) Plan pursuant to the applicable provisions of the 401(k) Plan. The Matching Contribution for each Plan Year, if any, shall be computed as follows:

A.	the Committee shall, using the matching contribution formula provided for in the 401(k) Plan, compute a maximum matching contribution amount for each Participant for a Plan Year, based upon the salary deferrals made by the Participant to the 401(k) Plan plus Deferrals made by the Participant pursuant to the Participant’s Deferral Election under this Plan;

B.	the Committee shall determine the amount of matching contributions actually made for the Participant to the 401(k) Plan, taking into consideration any reduction in such amounts as a result of the imposition of IRS Limitations; and

C.	the difference between (A) and (B), if any, is the Matching Contribution to be credited to the Participant’s Company Contribution Account under this Plan for the applicable Plan Year.

Illustration of Matching Contribution Calculation: The Participant has five (5) Years of Service. Under the 401(k) Plan matching contribution formula, the Participant is entitled to a matching contribution of 100% of salary deferrals up to 3% of compensation plus 50% of salary deferrals up to the next 3% of compensation. The Participant contributes $6,500 to the 401(k) Plan as a salary deferral. The Participant contributes $10,000 to this Plan as a Deferral. The Participant’s Compensation is $300,000. Under both the 401(k) Plan and this Plan, the Participant’s Compensation is limited to $245,000. The maximum Matching Contribution calculated under Section 3.2(A) is $11,025 (100% of deferrals up to 3% of $245,000 ($7,350) plus 50% of deferrals up to 3% of $245,000 ($3,675)). The Participant contributed only $6,500 to the 401(k) Plan. The contribution to the 401(k) Plan for purposes of Section 3.2(B) is $6,500. The difference (for purposes of Section 3.2(C)) is $4,525 ($11,025 – $6,500). Therefore, $4,525 would be contributed to the Participant’s Company Contribution Account.

The Committee shall credit any Matching Contribution made on the Participant’s behalf, if any, to the Participant’s Account as soon as administratively practicable following the end of this Plan Year in which the 401(k) Plan year ends.

3.3 Profit Sharing Contributions. For each Plan Year, the Committee shall credit each Participant’s Account with an amount that represents a Profit Sharing Contribution, as determined in accordance with this Section 3.3. For clarification purposes, the Committee will only credit a Profit Sharing Contribution under this Section 3.3 if a profit sharing contribution is made to the 401(k) Plan. In no event shall any Profit Sharing Contribution be made under this Section 3.3 in any Plan Year in which no profit sharing contribution is made under the 401(k) Plan. If a Profit Sharing Contribution is to be made to this Plan, the Profit Sharing Contribution shall be equal in amount to the additional contribution, if any, which would have been allocated as a profit sharing contribution to the Participant’s account in the 401(k) Plan in which the Participant is eligible to participate, if the Participant had not elected to defer, pursuant to this Plan, Compensation that otherwise would have been paid during the plan year of the 401(k) Plan which ends in this Plan Year. The Committee shall credit the Profit Sharing Contribution to the Account of each Participant entitled thereto as soon as administratively practicable following the end of this Plan Year.

3.4 Earnings. In accordance with the requirements of Article II, at the time of making the Deferral Elections, and at such other times as allowed by the Committee, the Participant shall designate, on a form provided by the Committee, the Investment Funds in which the Participant’s Account will be deemed to be invested for purposes of determining the amount of Earnings to be credited to that Account. Such designations may vary by Subaccount. Any Company Contributions pursuant to Section 3.2 and or Section 3.3 shall be deemed to be invested in the same Investment Funds elected by the Participant for his or her Deferrals for the Plan Year for which the Company Contribution is made (even though it is credited in a subsequent Plan Year), or if none, as elected by the Participant for his or her Deferrals from Annual Bonuses for such Plan Year. On a quarterly or other basis selected by the Committee, the Committee shall credit to each Participant’s Account the Earnings that would have resulted to the Account if the amounts credited to the Account were invested as elected by the Participant.

3.5 Subaccounts. Multiple Subaccounts shall be established for each Participant, one for each Plan Year. Each Plan Year, the Subaccount for such Plan Year shall be credited with the Deferral attributable to Salary and/or Annual Bonus amounts, as applicable, subject to that Plan Year’s Deferral Election. Such amounts shall be credited to the Subaccount at such times as the Salary and/or Annual Bonus amounts, as applicable, would have otherwise become due and payable to the Participant in the absence of such Deferral Election. Such Subaccount shall also be credited with any Matching Contributions and/or Profit Sharing Contributions that would be owed to the Participant under Sections 3.2 and 3.3, respectively, for the Plan Year. Each Subaccount will hold all amounts contributed on the Participant’s behalf for the applicable Plan Year, plus Earnings, and no amount contributed on the Participant’s behalf in any other Plan Year. No transfers between Subaccounts are allowed.

ARTICLE IV

VESTING

4.1 Vesting. A Participant shall vest in his Account balance pursuant to the following provisions:

A.	Deferrals. A Participant shall always be one hundred percent (100%) vested in his or her Deferrals.

B.	Company Contributions. A Participant shall vest in amounts attributable to Matching Contributions and/or Profit Sharing Contributions contributed to the Plan or such Participant’s behalf as follows:

(i)	Death or Disability. If a Participant has a Separation from Service as a result of death or Disability, the Participant’s Account balance will be one hundred percent (100%) vested.

(ii)	Change in Control. In the event of the occurrence of a Change of Control of the Participant’s Employer (as described in Section 5.7), the Participant’s Account balance will be one hundred percent (100%) vested.

(iii)	Completion of Service Vesting. If not vested earlier pursuant to Sections 4.1(B)(i) or 4.1(B)(ii), the right to receive payment of any amount under this Plan attributable to Matching Contributions and/or Profit Sharing Contributions shall be determined by applying the Participant’s vesting percentage calculated pursuant to the terms of the 401(k) Plan. In addition to crediting service with Related Employers, as that term is defined in the 401(k) Plan, the Company will credit service with organizations and their predecessors in which the Company owns an interest but which do not qualify as Related Employers. Payment will be made in accordance with Article V.

4.2 Forfeitures. Unless a Participant is vested in his Account balance pursuant to this Article IV, the unvested portion of a Participant’s Account shall be forfeited upon the Participant’s Separation from Service.

ARTICLE V

BENEFITS

5.1 Distribution of Vested Benefits Upon Separation from Service. If a distribution is not made earlier pursuant to the terms of this Article V, upon a Participant’s Separation from Service for reasons other than death or Disability, the Participant’s vested interest in each of such Participant’s Subaccounts shall be paid in cash, to the Participant, in the form selected by the Participant in his or her Distribution Election for the applicable Plan Year and with respect to the applicable Subaccount (e.g., Salary and/or Annual Bonus). A Participant may make a separate Distribution Election with respect the Deferral Election made with respect to Salary and/or Annual Bonus and may make a separate Distribution Election with respect to each Plan Year. The Participant may elect from among the following optional forms of payment:

A.	a lump sum distribution;

B.	substantially equal annual installments over five (5) years; or

C.	substantially equal annual installments over ten (10) years.

All amounts contributed on the Participant’s behalf as a Company Contribution in the Plan Year shall be distributed pursuant to the Distribution Election made by the Participant pursuant to the Participant’s Deferral Election applicable to Salary, or if no Deferral Election is made with respect to Salary, such Company Contributions shall be distributed pursuant to the Distribution Election made by the Participant pursuant to the Participant’s Deferral Election applicable to Annual Bonus that is made in August of the Plan Year in which such Company Contribution is made.

Subject to Section 5.9, payment shall be made, or in the case of installment payments, shall commence, as soon as administratively practicable following the Participant’s Separation from Service, but in no event later than sixty (60) days after the Participant’s Termination Date. If installment payments are the selected form of benefit, the initial installment payment shall be made as provided above, subject to the six-month delay requirements described in Section 5.9. Each subsequent installment payment shall be paid on the anniversary of the date upon which the initial installment payment was actually paid under this Section 5.1, including a payment date which was delayed as a result of the six-month delay.

5.2 Distribution of Benefits Upon Death. Payment of a Participant’s benefit on account of death shall be made to the Beneficiary of such Participant in a single lump sum cash distribution within ninety (90) days of a Participant’s death. In the event that a Participant dies after he or she has begun to receive installment payments under Section 5.1, the Beneficiary of such Participant shall receive as a death benefit a single lump sum cash distribution equal to the entire value of the remaining Account within ninety (90) days of a Participant’s death. The full payment of the applicable death benefits shall completely discharge all obligations on the part of the Company to the Participant (and the Participant’s Beneficiary) with respect to the operation of this Plan, and rights under this Plan shall terminate.

5.3 Distribution of Benefits Upon Disability. If a Participant has a Separation from Service as a result of a Disability (even if the official determination of such Disability does not occur until after the Participant’s Termination Date), such Participant shall be entitled to the entire value of all amounts credited to such Participant’s Account, determined as of the Valuation Date coincident with or immediately preceding the date of distribution. Payment of a Participant’s benefit on account of a Separation from Service as a result of Disability shall be made to the Participant in a lump sum in cash as soon as practicable following the date on which the Committee determines that the Participant has suffered a Disability; provided, however, that such payment shall be paid within ninety (90) days of the Participant’s Termination Date.

5.4 Hardship Distributions. In the event that the Committee, upon written request of a Participant, determines that the Participant has suffered an unforeseeable emergency, the Company shall pay to the Participant from the Participant’s Account, as soon as practicable, but in no event later than sixty (60) days, following such determination, an amount necessary to meet the emergency (the “Emergency Benefit”), after deduction of any and all taxes as may be required pursuant to Section 5.11. For purposes of this Plan, an unforeseeable emergency shall be defined, as set forth in Code Section 409A, as a severe financial hardship to the Participant resulting from illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Whether a Participant is faced with an unforeseeable emergency permitting a distribution under this Section 5.4 is to be determined by the Committee based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of an unforeseeable emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under this Plan. With respect to that portion of the Account which is distributed to a Participant as an Emergency Benefit, in accordance with this Section, no further benefit shall be payable to the Participant under this Plan. Notwithstanding anything in this Plan to the contrary, if a Participant receives an Emergency Benefit in any Plan Year: (i) the Participant’s Deferral Election shall immediately terminate, and (ii) the Participant will not be eligible to make a Deferral Election for twelve months thereafter; provided however, that the Participant may execute a Deferral Election prior to the first day of the Plan Year immediately following the Plan Year in which the unforeseeable emergency occurs that shall be given effect on the day immediately following termination of such twelve-month period.

5.5 Default Distribution. If the Participant did not elect to receive a distribution of his Account pursuant to Section 5.1, such Participant shall receive a distribution of his Account balance in a single lump sum at Separation from Service. Such payment of any benefit from the Account shall commence as soon as practical, but in no event later than sixty (60) days after the Participant’s Termination Date.

5.6 Small Account. To the extent consistent with Code Section 409A (including the plan aggregation rules under Treasury Regulation section 1.409A-1(c) or any successor provision), if the aggregate balance of the Participant’s Account is not greater than the applicable limit under Code Section 402(g) at the time that the Participant is scheduled to receive a distribution of his Account, and the Participant is not otherwise at that time participating in (or has an account balance under) any other non-qualified elective account balance plan subject to Code Section 409A and maintained by one or more members of the Company controlled group, then that balance shall be distributed to the Participant in a lump sum distribution as soon as administratively practical following the date on which the Account balance falls below applicable limit under Code Section 402(g) at the time, whether or not the Participant elected that form of distribution or distribution event, so long as such distribution results in the termination and liquidation of the entirety of the Participant’s interest under this Plan (and all aggregated arrangements).

5.7 Change in Control. Notwithstanding anything to the contrary in this Article V, to the extent consistent with Code Section 409A, if there is a Change in Control of (i) the Participant’s Employer, or (ii) a corporation that is a majority shareholder of such Employer (as defined in Treasury Regulation Section 1.409A-3), or (iii) a corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain ending with the Employer, this Plan shall distribute the Accounts of all Participants employed by such entity or its subsidiaries impacted by such Change in Control, in a single lump sum within thirty (30) days after such Change in Control. The Committee shall determine an appropriate Valuation Date to be used in connection with the distributions to be made, which Valuation Date shall not be more than one month prior to the date of distribution. A “Change in Control” means (1) a change in the ownership of the Employer within the meaning of Treasury Regulation Section 1.409A-3; or (2) the date a majority of the members of the Board is replaced during any twelve consecutive month period by directors whose appointment or election is not endorsed by a majority of the members of the Board immediately before the date of the appointment or election; or (3) a change in the effective control of the Employer or its direct or ultimate parent within the meaning of Treasury Regulation Section 1.409A-3 or (4) the sale or disposition of all or substantially all of the assets of the Employer during a twelve month period to a person not considered related under Treasury Regulation Section 1.409A-3. A transaction shall not constitute a Change of Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in the same proportions by the persons who held the Company’s securities immediately before such transaction.

5.8 Payment Forms.

A.	Lump Sum Payment. A lump sum payment made to a Participant or Beneficiary shall be equal to the balance of the Account immediately prior to the payment.

B.	Installment Payments. An installment payment made to a Participant or Beneficiary shall be equal to the balance of the Account immediately prior to the payment, multiplied by a fraction, the numerator of which is one (1) and the denominator of which commences at the number of annual payments initially chosen and is reduced by one (1) in each succeeding year. Any amounts remaining in the Participant’s Account during a period in which the Participant is receiving Annual Payments shall continue to participate in Earnings based upon the Participant’s Investment Funds. If an installment form of payment is elected, then the distribution shall be deemed to be made on a pro rata basis out of all investment options in which amounts credited to the Participant’s Subaccount are deemed to be invested.

For purposes Code Section 409A, the right to a series of installment payments under this Plan shall be treated as a right to a series of separate payments.

5.9 Required Six-Month Delay for Certain Distributions. For any Plan Year in which any stock of the Company is publicly traded on an established securities market, notwithstanding any provision to the contrary in this Plan, no distribution which becomes due and payable by reason of a Participant’s Separation from Service shall be made to such Participant prior to the earlier of (i) the first day of the seventh (7th) month following the date of the Participant’s Separation from Service or (ii) the date of his or her death, if the Participant is deemed at the time of such Separation from Service to be a Specified Employee and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable deferral period, all payments deferred pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid in a lump sum to the Participant, and any remaining payments due under this Plan shall be paid in accordance with the normal payment dates specified for them herein. During such deferral period, the Participant’s Account shall continue to share in accrued Earnings.

5.10 Payment Date under Section 409A. In accordance with Treasury Regulation Section 1.409A-3(d), a distribution under this Plan will be treated as made on the designated payment date if the payment is made (i) at such date or a later date within the same calendar year, or if later, by the 15th day of the third month following the date designated in this Plan (provided the Participant may not, directly or indirectly, designate the year of payment), or (ii) at a date no earlier than 30 days before the designated Payment Date and the Participant (or, in the event of the death of the Participant, his or her Beneficiary) may not directly or indirectly designate the calendar year of the payment.

5.11 Taxes.

A.	Payment of FICA Taxes. The Company shall pay from other income an amount necessary to pay the Federal Insurance Contributions Act (FICA) tax imposed under Code Section 3101, Code Section 3121(a) and Code Section 3121(v)(2) on compensation deferred under this Plan at the same time the compensation is deferred.

B.	Tax Withholding. The Company may withhold from a payment or from the Participant’s other compensation any federal, state, or local taxes required by law to be withheld with respect to such payment and such sums as the Company may reasonably estimate as necessary to cover any taxes for which the Company may be liable to withhold on behalf of a Participant and which may be assessed with regard to such payment, provided, that no amounts shall be withheld from such payment for Federal Insurance Contributions Act (FICA) tax imposed under Code Section 3101, Code Section 3121(a) and Code Section 3121(v)(2) to the extent such tax amounts were previously paid on the amount distributed from this Plan.

ARTICLE VI

ADMINISTRATION OF THE PLAN

6.1 The Plan shall be administered by the Committee. The members of the Committee shall not receive compensation with respect to their services for the Committee. The members of the Committee shall serve without bond or security for the performance of their duties hereunder unless applicable law makes the furnishing of such bond or security mandatory or unless required by the Company.

6.2 The Committee shall perform any act which this Plan authorizes expressed by a vote at a meeting or in a writing signed by a majority of its members without a meeting. The Committee may, by a writing signed by a majority of its members, appoint any member of the Committee to act on behalf of the Committee. Any person who is a member of the Committee shall not vote or decide upon any matter relating solely to such member or vote in any case in which the individual right or claim of such member to any benefit under this Plan is particularly involved. If, in any matter or case in which a person is so disqualified to act, the remaining persons constituting the Committee cannot resolve such matter or case, the Board will appoint a temporary substitute to exercise all the powers of the disqualified person concerning the matter or case in which such person is disqualified.

6.3 The Committee may designate in writing other persons to carry out its responsibilities’ under this Plan, and may remove any person designated to carry out its responsibilities under this Plan by notice in writing to that person. The Committee may employ persons to render advice with regard to any of its responsibilities. All usual and reasonable expenses of the Committee shall be paid by the Company. The Company shall indemnify and hold harmless each member of the Committee from and against any and all claims and expenses (including, without limitation, attorneys’ fees and related costs), in connection with the performance by such member of duties in that capacity, other than any of the foregoing arising in connection with the willful neglect or willful misconduct of the person so acting.

6.4 The Committee shall establish rules and procedures, not contrary to the provisions of this Plan, for the administration of this Plan and the transaction of its business. The Committee shall determine the eligibility of any individual to participate in this Plan, shall interpret this Plan in its sole and absolute discretion, and shall determine all questions arising in the administration, interpretation and application of this Plan. All determinations of the Committee shall be conclusive and binding on all Employees, Participants and Beneficiaries.

6.5 Any action to be taken hereunder by the Company shall be taken by resolution adopted by the Board or by a committee thereof; provided, however, that by resolution, the Board or a committee thereof may delegate to any officer of the Company the authority to take any such actions hereunder.

ARTICLE VII

CLAIMS REVIEW PROCEDURE

7.1 In the event that a Participant or Beneficiary is denied a claim for benefits under this Plan (the “Claimant”), the Committee shall provide to the Claimant written notice of the denial within 90 days after the claim is filed (45 days in the case of a Disability claim) unless an extension of time for processing the claim is necessary because more information is needed (or, in the case of a Disability claim, an extension is necessary for reasons beyond the control of the Committee), in which case a decision will be rendered not later than 180 days (75 days in the case of a Disability claim which may be further extended to 105 days if the additional extension is necessary due to reasons beyond the control of the Committee) after the initial receipt of the claim. If such an extension of time for processing the claim is required, written notice of the extension and additional information that is necessary to process the claim will be furnished to the Claimant prior to the expiration of the initial 90-day (or 45-day) period and will indicate the special circumstances requiring an extension of time for processing the claim and will indicate the date the Committee expects to render its decision. In no event will such extension exceed a period of 90 days from the end of the initial period. The notice shall set forth:

(i)	the specific reason or reasons for the denial;

(ii)	specific references to pertinent Plan provisions on which the Committee based its denial;

(iii)	a description of any additional material or information needed for the Claimant to perfect the claim and an explanation of why the material or information is needed;

(iv)	if the claim is a claim for a Disability benefit, the Participant will be notified if an internal rule, guideline, protocol or other similar criterion was relied on by the Committee and the Participant will be provided with a copy of such rule, guideline, protocol, or other criterion free of charge on the Participant’s request. If the claim is a claim for a Disability benefit and the denial is based on a medical necessity or other similar exclusion or limit, the Participant will be provided, free of charge at his or her request, an explanation of how that exclusion or limit and any clinical judgments apply to the Participant’s medical circumstances.

(v)	a statement that the Claimant may:

(i)	request a review upon written application to the Committee;

(ii)	review pertinent Plan documents; and

(iii)	submit issues and comments in writing; and

(vi)	that any appeal the Claimant wishes to make of the adverse determination must be in writing and received by the Committee within 60 days (180 days in the case of a Disability claim) after receipt of the Committee’s notice of denial of benefits. The Committee’s notice must further advise the Claimant that failure to appeal the action to the Committee in writing within the 60-day (or 180-day) period will render the Committee’s determination final, binding, and conclusive.

7.2 If the Claimant should appeal to the Committee, the Claimant, or the duly authorized representative of such Claimant, may submit, in writing, whatever issues and comments such Claimant, or the duly authorized representative of such Claimant, believes are pertinent. The Committee shall reexamine all facts related to the appeal and make a final determination as to whether the denial of benefits is justified under the circumstances. The Committee shall advise the Claimant in writing of its decision on the appeal, the specific reasons for the decision, and the specific Plan provisions on which the decision is based. The notice of the decision shall be given within 60 days (45 days in the case of a Disability claim) of the Claimant’s written request for review, unless special circumstances (such as a hearing) would make the rendering of a decision within the 60-day (or 45-day) period infeasible, but in no event shall the Committee render a decision regarding the denial of a claim for benefits later than 120 days (90 days in the case of a Disability claim) after its receipt of a request for review. If an extension of time for review is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the date the extension period commences. The Claimant will also be entitled to receive, on request and free of charge, access to and copies of all documents, records, and other information relevant to the claim. In addition, if the claim is a claim for a Disability benefit, the Participant will be notified if an internal rule, guideline, protocol or other similar criterion was relied on by the Committee and will be provided with a copy of such rule, guideline, protocol, or other criterion free of charge at the Participant’s request. If the claim is a claim for a Disability benefit and the denial is based on a medical necessity or other similar exclusion or limit, the Participant will be provided, free of charge at his or her request, an explanation of how that exclusion or limit and any clinical judgments apply to the Participant’s medical circumstances. In the case of a Disability claim, the review on appeal must be made by a different decision-maker from the Committee and that decision-maker cannot give procedural deference to the original decision. If the Claimant is dissatisfied with the Committee’s (or other independent fiduciary’s) review decision, the Claimant has the right to file suit in a federal or state court.

ARTICLE VIII

LIMITATION OF RIGHTS

The establishment of this Plan shall not be construed as giving to any Participant, Employee or any person whomsoever, any legal, equitable or other rights against the Company, or its officers, directors, agents or shareholders, or as giving to any Participant or Beneficiary any equity or other interest in the assets or business of the Company or shares of Company stock or as giving any employee the right to be retained in the employment of the Company. All Employees and Participants shall be subject to discharge to the same extent they would have been if this Plan had never been adopted.

ARTICLE IX

LIMITATION OF ASSIGNMENT AND PAYMENTS

TO LEGALLY INCOMPETENT DISTRIBUTEE

9.1 No benefits which shall be payable under this Plan to any person shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of the same shall be void. No benefit shall in any manner be subject to the debts, contracts, liabilities, engagements or torts of any person, nor shall it be subject to attachment or legal process for or against any person, except to the extent required by law.

9.2 Whenever any benefit which shall be payable under this Plan is to be paid to or for the benefit of any person who is then a minor or determined by the Committee, on the basis of qualified medical advice, to be incompetent, the Committee need not require the appointment of a guardian or custodian, but shall be authorized to cause the same to be paid over to the person having custody of the minor or incompetent, or to cause the same to be paid to the minor or incompetent without the intervention of a guardian or custodian, or to cause the same to be paid to a legal guardian or custodian of the minor or incompetent, if one has been appointed, or to cause the same to be used for the benefit of the minor or incompetent.

ARTICLE X

AMENDMENT TO OR TERMINATION OF THE PLAN

The Board and the Committee, or either of them acting independently, reserve the right at any time to amend or terminate this Plan in whole or in part or to add a supplement to this Plan to provide benefits for specified Participants. No amendment shall have the effect of retroactively depriving Participants or Beneficiaries of rights already accrued under this Plan. Any amendment to this Plan shall be executed by an officer of the Company. Upon termination of this Plan, the Committee may, in its sole and absolute discretion, subject only to compliance with Code Section 409A restrictions and requirements for plan termination distributions, direct that all benefits hereunder will be paid as soon as administratively practicable thereafter.

ARTICLE XI

GENERAL AND MISCELLANEOUS

11.1 Unfunded Plan. This Plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of executives within the meaning of sections 201, 301, and 401 of ERISA, and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA. Accordingly, the Board or Committee may terminate the Plan and make no further benefit payments or remove certain Employees as Participants if it is determined by the United States Department of Labor, a court of competent jurisdiction, or an opinion of counsel that the Plan constitutes an employee pension benefit plan within the meaning of section 3(2) of ERISA (as currently in effect or hereafter amended) which is not so exempt.

11.2 Designation of Beneficiary. Each Participant may designate in writing a Beneficiary or Beneficiaries (which Beneficiary may be an entity other than a natural person) to receive any payments which may be made following the Participant’s death. No Beneficiary designation shall become effective until it is filed with the Committee. Such designation may be changed or canceled by the Participant at any time without the consent of any such Beneficiary. Any such designation, change or cancellation must be made in a form approved by the Committee and shall not be effective until received by the Committee, or its designee. If a Participant designates more than one Beneficiary, the interests of such Beneficiaries shall be paid in equal shares, unless the Participant has specifically designated otherwise. If there is no Beneficiary designation in effect, or if there is no surviving designated Beneficiary, then the Participant’s surviving spouse shall be the Beneficiary. If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the duly appointed and currently acting personal representative of the Participant’s estate (which shall include either the Participant’s probate estate or living trust) shall be the Beneficiary. In any case where there is no such personal representative of the Participant’s estate duly appointed and acting in that capacity within 90 days after the Participant’s death (or such extended period as the Committee determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed 180 days after the Participant’s death), then the Beneficiary shall mean the person or persons who can verify by affidavit or court order to the satisfaction of the Committee that they are legally entitled to receive the benefits specified hereunder. In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead be paid (i) to that person’s living parent(s) to act as custodian, (ii) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, or (iii) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.

11.3 Unsecured General Creditor. Notwithstanding any other provision of this Plan, Participants shall be unsecured general creditors, with no secured or preferential rights to any assets of the Company or any other party for payment of benefits under this Plan. Any property held by the Company for the purpose of generating the cash flow for benefit payments shall remain its general, unpledged and unrestricted assets. The Company’s obligations under the Plan shall be an unfunded and unsecured promise to pay money in the future.

11.4 Trust Fund. The Company shall be responsible for the payment of all benefits provided under the Plan. At its discretion, the Company may establish one (1) or more trusts, with such trustees as the Committee may approve, for the purpose of assisting in the payment of such benefits. Although such a trust shall be irrevocable, its assets shall be held for payment of all if the Company’s general creditors in the event of insolvency. To the extent any benefits provided under the Plan are paid from any such trust, the Company shall have no further obligation to pay them. If not paid from the trust, such benefits shall remain the obligation of the Company.

11.5 Not a Contract of Employment. This Plan shall not constitute a contract of employment between the Company and the Participant. Nothing in this Plan shall give a Participant the right to be retained in the service of the Company or to interfere with the right of the Company to discipline or discharge a Participant at any time.

11.6 Protective Provisions. Each Participant and Beneficiary shall cooperate with the Committee by furnishing any and all information requested by the Committee in order to facilitate the payment of benefits hereunder. If a Participant or Beneficiary refuses to cooperate with the Committee, the Company shall have no further obligation to the Participant or Beneficiary under the Plan, other than payment of the then-current balance of the Participant’s Account in accordance with prior elections.

11.7 Governing Law. The provisions of this Plan shall be construed and interpreted according to the laws of the State of Delaware, except as preempted by federal law.

11.8 Validity. If any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

11.9 Captions. The Section headings and numbers are included only for convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms and provisions of this Plan. Whenever appropriate, words used in the singular shall include the plural or the plural may be read as the singular.

11.10 Notice. Any notice required or permitted under the Plan shall be sufficient if in writing, hand delivered or sent by email, registered or certified mail. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Mailed notice to the Committee shall be directed to General Counsel, Sonic Corp., at the Company’s address. Mailed notice to a Participant or Beneficiary shall be directed to the individual’s last known address in the Company’s records.

11.11 Successors. The provisions of this Plan shall bind and inure to the benefit of the Company. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Company, and successors of any such corporation or other business entity.

11.12 Code Section 409A. Notwithstanding any provision of the Plan to the contrary, the Plan is intended to comply with the requirements of Code Section 409A. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Code Section 409A. All payments to be made upon a Participant’s termination of employment may only be made upon a separation from service under Code Section 409A and no payment shall be permitted unless such termination qualifies as a separation from service under Code Section 409A. Notwithstanding any provision of the Plan to the contrary, if a Participant is a “specified employee” within the meaning of Code Section 409A at the time of termination of employment, to the extent necessary to comply with Code Section 409A, any payment required under this Plan shall be held for delayed payment and shall be distributed on or immediately after the date which is 6 months after the date of the Participant’s termination of employment. For these purposes, a “specified employee” shall mean an employee who, at any time during the 12-month period ending on the identification date, is a “specified employee” under Code Section 409A, as determined by the Committee. The determination of “specified employees”, including the number and identity of persons considered “specified employees” and the identification date, shall be made by the Committee in accordance with the provisions of Sections 416(i) and Code 409A. In no event may the Participant, directly or indirectly, designate the calendar year of a payment.

IN WITNESS WHEREOF, Sonic Corp., the Company, has caused this document to be executed on this 20th day of April, 2011, but effective as of June 1, 2011.

Sonic Corp.

By:	/s/ C. San Pedro
Claudia San Pedro Vice President of Investor Relations and Treasurer